Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is executed by GERALD WOODARD (“Executive”), who resides at the address listed at the end of this Agreement, and SRI/SURGICAL EXPRESS, INC. (the “Company”), a Florida corporation with its principal executive office at 12425 Racetrack Road, Tampa, Florida 33626, to record their agreement regarding employment of Executive by the Company and the payment by the Company to Executive of severance compensation benefits upon the occurrence of certain events.

The parties agree as follows:

1. Definitions. As used in this Agreement, the capitalized terms defined below have the respective meanings ascribed to them:

“Agreement” means this Employment Agreement, as originally executed by Executive and the Company and as subsequently amended or modified by them in accordance with its terms.

“Annual Salary” means the annualized, base salary payable to Executive by the Company as of any particular date, and excludes all other cash and non-cash compensation paid or payable to Executive.

“Board” means the Board of Directors of the Company.

“Cause” means a Termination of Executive that is the result of (a) Executive’s indictment, conviction, or plea of no contest for a felony, (b) Executive’s violation of this Agreement, or (c) Executive’s failure to perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical and mental illness, as determined by a physician selected by the Company, with the written approval of the Executive, such approval not to be unreasonably withheld), after a written demand for performance specifying the circumstances of the refusal or failure is delivered to Executive by the Board.

“Company” means SRI/Surgical Express, Inc., a Florida corporation and a party to this Agreement, and includes its assignees and successors (by operation of law or otherwise).

“Disability” means Executive’s incapacity due to physical or mental illness that causes him to be absent from or unfit for the full-time performance of his duties with the Company for four consecutive months or a total of six months during any 12 month period. Any question regarding the existence of Executive’s Disability on which Executive and the Company cannot agree will be determined by a qualified independent physician selected by the Company, with the prior written approval of the Executive, such approval not to be unreasonably withheld, which will be final and conclusive for all purposes of this Agreement.

“Effective Date” means December 31, 2007.

“Executive” means the officer of the Company who is a party to this Agreement.

“Good Reason” has the meaning set forth in Section 8(b)(i) of this Agreement.

“Involuntary Termination” means the Termination of Executive by the Company for any reason other than for Cause, death, or Disability.

“Severance Date” means the effective date of Executive’s Termination by reason of an Involuntary Termination.

“Specified Employee” means a key employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by the Board that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).

“Start Date” means the date on which Executive notifies the Company that he will start employment with the Company, which will be before January 31, 2008.

“Termination” means the termination of Executive’s employment with the Company, which shall occur on the date that Executive experiences a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulations Section 1.409A-1(h).

In addition, as used in this Agreement, (a) the word “including” is always without limitation, (b) the word “days” refers to calendar days, including Saturdays, Sundays, and holidays, (c) words in the singular number include words of the plural number and vice versa, and (d) the word “person” includes, in addition to a natural person, a group, trust, joint venture, limited liability company, unincorporated organization, government, public body or authority, and any governmental body, agency, authority, department, or subdivision, whether domestic or foreign or local, state, regional, or national.

2. Employment. Subject to the terms and conditions of this Agreement, the Company shall employ Executive as its Chief Executive Officer, and Executive shall serve in the employ of the Company in that capacity, beginning on the Start Date. Subject to the provisions of Section 8 regarding severance compensation on an Involuntary Termination, Executive’s employment with and compensation by the Company are “at will” and may be terminated with or without cause, at any time, at the option of the Company or Executive. The terms of this Agreement do not create either an express or implied contract of employment with the Company for any particular period of time.

3. Duties. Executive shall be responsible for such duties as are reasonable for an employee in his capacity and as from time to time are assigned to him by the Board. Executive shall report directly to the Board. At all times while employed by the Company, Executive shall serve and promote the business interests of the Company in good faith, with his full, best, and dedicated efforts, with fidelity and loyalty, in compliance with all rules, policies, practices, directives, and procedures of the Company. Executive faithfully and industriously shall devote normal working hours (subject to sick leave, vacation time, and outside endeavors provided for and permitted by the terms of this Agreement) to the good faith performance of his duties.

4. Compensation and Related Matters.

(a) Annual Compensation.

(i) Base Salary. For all services rendered to it by Executive, the Company shall pay to Executive a base salary at an annual rate of $375,000, beginning on the Start Date, payable in arrears every two weeks in 26 substantially equal, consecutive installments in accordance with the Company’s payroll practices in effect from time to time. The Board or its Compensation Committee will review the Executive’s salary for a potential increase at least once each year.

(ii) Management Incentive Bonus. Executive shall be eligible for an annual bonus of up to 50% of the then-current Base Salary (the “Total Annual Bonus Amount”) based on the achievement of financial objectives for the Company established by the Board of Directors, and other terms and conditions. For 2008, one half of the Total Annual Bonus Amount will be based on objectives for the first six months of Executive’s employment, of which 20% (measured based on the full annual bonus) would be earned if Executive serves during that period and the balance (30% of the annual bonus) will be based on financial objectives for that period. The remaining 50% of the Total Annual Bonus Amount for calendar year 2008 will be based on the achievement of financial objectives for the Company determined for the entire year established by the Board of Directors. To receive an annual bonus for any calendar year, Executive must remain employed with the Company until the time of payment. All annual bonuses shall be paid to Executive before March 31 of the year immediately following the year to which the bonus relates.

(b) Stock Options. On the first day of the month following the Start Date, Executive shall receive a grant of 150,000 stock options with a strike price equal to the market price of the Company’s shares on that date, with vesting for such stock options to occur in three equal amounts of 50,000 shares each on the completion of service through the first, second and third anniversaries of the Start Date. Executive shall be eligible for additional stock option grants on an annual basis with a value and vesting to be determined by the Company’s Compensation Committee and Board of Directors in their discretion.

(c) Restricted Stock Grant. On the first day of the month following the Start Date, Executive shall receive a grant of 25,000 shares of restricted stock of the Company. The award document will provide for 100% “cliff” vesting of such restricted stock on the earlier of three years of service (as measured from the Start Date) or an Involuntary Termination.

(d) Signing Bonus. On the Effective Date, Executive shall receive a signing bonus of $100,000, payable in cash.

(e) Other Benefits. Executive shall be entitled to participate in all other employee benefit plans, programs and arrangements of the Company that are from time to time in effect and that apply to the Company’s employees generally or to its executive officers, as the case may be, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements. Executive shall be entitled to participate in and receive any fringe benefits and perquisites that may become available to the Company’s executive employees. Executive shall receive four weeks of vacation per year in accordance with the Company’s vacation policy.

(f) Indemnification Agreement. Concurrently with entering into this Agreement, the Company shall enter into an Indemnification Agreement with Executive.

(g) D&O Insurance. During the term of this Agreement and for an additional five years following the expiration of the term hereof (the “Coverage Period”), Executive shall be covered (for both liability and representation) at all times as an “Officer” or “Executive Officer” or the equivalent thereof (“D&O Coverage”) under the Company’s directors and officers insurance policy in effect on the Effective Date and any subsequent renewals, extensions or replacements thereof (the “Existing Policy”). Executive acknowledges that the terms of the D&O Coverage might change during the Coverage Period, provided such changed coverage is not materially different than the coverage in effect on the Effective Date.

(h) Expenses. The Company shall reimburse Executive for all reasonable and customary expenses incurred by Executive in performing his duties under this Agreement, including all expenses of travel and accommodations while away from home on business or at the request of and in the service of the Company; provided that the expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(i) Payment Terms

(i) Reimbursement and In-Kind Benefits. To the extent this Agreement provides for reimbursements of expenses incurred by Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Code, the following terms apply with respect to such reimbursements or benefits: (1) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time in which Executive is employed by the Company or during the shorter period of time specifically provided herein; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (3) all reimbursements will be made on or before the last day of Executive’s taxable year immediately following the taxable year in which the expense was incurred; and (4) the right to the reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.

(ii) Gross-Up Payment. To the extent this Agreement provides for a right to a gross-up payment for taxes, the gross-up payment shall be paid to Executive by the end of Executive’s taxable year immediately following Executive’s taxable year in which he remits the related taxes.

5. Competition and Trade Secrets.

Executive acknowledges that in the course of his employment by the Company he will obtain knowledge of confidential information regarding the Company’s business and affairs and develop relationships with its employees, customers, and suppliers. Executive covenants and agrees that:

(a) Executive, directly or indirectly, in any capacity, either for himself, or on behalf of any corporation, partnership, joint venture, business trust, or other person or entity, shall not:

(i) during the term of this Agreement, for any additional period of time that Executive continues to be an employee of the Company, and for a period of two years immediately after Executive’s employment with the Company ceases for any reason (whether or not voluntary), (A) engage in any business, or acquire an interest in any business, or become affiliated as an agent, employee, partner, consultant, director, officer, stockholder, or proprietor of any business, that competes with the Company’s product offerings (and planned product offerings) at the time of termination, in the United States or any other place in which the Company does business; (B) influence or attempt to influence any agent, customer, supplier, or distributor who has, or had during the 12 months preceding the date of employment termination, a business relationship with the Company, to cease or adversely alter its business relationship with the Company; or (C) influence or attempt to influence any employee of the Company to terminate his or her employment with the Company for any purpose or accept employment with another person (except that if Executive is the subject of an Involuntary Termination, the foregoing non-solicitation covenant is limited to Company employees who were employed by the Company on the Effective Date); and

(ii) at any time while this Agreement remains in effect and thereafter, divulge, disclose, or communicate, for any reason or in any manner, to any person or entity, any information (written or otherwise) concerning trade secrets or other confidential information relating to the Company’s business or financial affairs, including the name of any customer or supplier or the business plans, methods, processes, and operating procedures of the Company; provided, however, such obligation shall not apply to information in the public domain through no fault of Executive.

(b) Executive makes the preceding covenants in consideration for, and as a necessary condition of, Executive’s employment by the Company. The preceding covenants are independent of any obligation of the Company to Executive, including any obligations of the Company to Executive under this Agreement or arising from any aspect of the employment relationship, and are not subject to any set-off, defense, deduction, or counterclaim based on any claim Executive might have against the Company. Executive stipulates that the duration and geographic scope of these restrictions are reasonable limitations necessary to protect the Company’s business interests, that the restrictions do not unduly oppress Executive’s occupational future or opportunities, and that Executive has been adequately compensated for these restrictions. The “prohibited period” of the obligation set forth in Section 5(a)(i) above will be extended by any period of time during which Executive is in breach of the obligation.

(c) Each provision of the preceding covenants should be construed and interpreted so that it is valid and enforceable under applicable law. However, if a court of competent jurisdiction determines that the duration, geographical area, or proscribed activities of the restrictions under this Agreement would cause strict application of those restrictions to be invalid or unenforceable in a particular jurisdiction, the restrictions automatically will be reformed to shorten their duration, diminish their geographical area, or confine their proscribed activities to the extent necessary (but only to that extent) to make the restrictions valid and enforceable.

6. Remedy at Law Insufficient. Executive acknowledges that damages at law will be an insufficient remedy if Executive violates the terms of Section 5, and that the Company would suffer a decrease in value and irreparable damage as a result of such violation. Accordingly, on a violation of any of those covenants, the Company, without excluding or limiting any other available remedy, shall be entitled to the following remedies:

(a) Upon posting a bond of up to $10,000 and filing with a court of competent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by Executive, automatic entry by a court having jurisdiction of an order granting an injunction or specific performance compelling Executive to comply with that obligation, without proof of monetary damage or an inadequate remedy at law;

(b) The recovery from Executive of all profit, remuneration, or other consideration that Executive gains from breaching the covenant and all damages that the Company suffers as a result of the breach; and

(c) Reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of Executive’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, costs, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy, and judgment-execution proceedings.

The foregoing remedies are cumulative to all other remedies afforded by law or in equity, and the Company may exercise any such remedy concurrently, independently, or successively.

7. Inventions or Improvements. Any inventions, discoveries, know-how, or improvements, which Executive may conceive, make, invent, or develop during his employment by the Company, connected with Executive’s work or related in any way to the Company’s business or future business, shall be the absolute property of the Company and shall be promptly disclosed to the Company by the Executive. For no additional consideration, executive shall assign to the Company the rights to such inventions and improvements and any patent applications filed or granted.

8. Severance Agreement.

(a) Term. The agreements in this Section 8 shall be in effect for a term beginning on the Effective Date and ending automatically, without further obligation, on the date of Executive’s Termination for any reason, other than an Involuntary Termination.

(b) Involuntary Termination.

(i) Severance Payment. In the event of Executive’s Involuntary Termination, the Company shall pay to Executive (A) within 15 days after the Severance Date, (1) the full amount of any earned but unpaid Annual Salary through the Severance Date, and (2) the full amount of any accrued and unpaid expense reimbursements to which Executive is legally entitled (Executive, or Executive’s legal representative on Executive’s behalf, shall have 10 days after the Severance Date to submit to the Company properly completed expense reimbursement forms for reimbursable business expenses incurred by Executive through and including the Severance Date), and (B) at such time as Executive would have been entitled to receive his Management Incentive Bonus for the year in which such Involuntary Termination occurs if Executive had been employed on the last day of such year, a pro rated portion of Executive’s Management Incentive Bonus for such year (the pro rated portion shall be equal to the aggregate amount of such Management Incentive Bonus for such year (determined by the Board of Directors, acting in good faith) multiplied by a fraction (a) the numerator of which is the number of days elapsed during such year through and including the Severance Date and (b) the denominator of which is 365). In addition, the Company shall (A) continue to make payments to the Executive attributable to his Annual Salary as scheduled for a period of 12 months following the Severance Date, as his sole severance compensation benefit; provided that such payments will be paid in accordance with the Company’s payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in the Company’s payroll practices, and (B) provided that Executive is eligible for and timely elects continuation of his health insurance benefits pursuant to COBRA, for a period of one year following the Severance Date, the Company shall pay COBRA premiums in order for Executive to maintain medical insurance coverage at the level in effect on the Severance Date; provided, however, that the Company’s obligation to pay Executive’s COBRA premiums will cease immediately in the event Executive becomes eligible for group health insurance during such one year period, and Executive agrees to promptly notify the Company if he becomes eligible to be covered by group health insurance during such period. Further, in the event of any material adverse change in Executive’s base salary and bonus opportunity or position and duties from such pay and status in effect during the six month period preceding a Change in Control (excluding any such change resulting from a change in the Company’s status as a public company to a private company) (“Good Reason”) within one year following a Change in Control (as defined in the Company’s 2004 Stock Compensation Plan), which is not remedied within 30 days of the receipt by the Company of written notice from Executive (which must be provided to the

Company within 90 days of the initial existence of the material adverse change), Executive shall be entitled to resign from his employment and receive the same payments and benefits provided above with respect to an Involuntary Termination.

(ii) Specified Employee. Notwithstanding anything to the contrary in this Agreement, if Executive is a Specified Employee on the Severance Date, any benefit or payment that Executive is entitled to receive under Section 8(b)(i) before the date that is six months after the Severance Date that is not exempt from the requirements of Section 409A of the Code shall not be provided or paid on the date such benefit or payment is otherwise required to be provided or paid. Instead, the payment of all such amounts shall be accumulated and paid in a single lump sum payment on the date that is six months after the Severance Date (or, if earlier, within 15 days following Executive’s date of death). If Executive was required to pay for a benefit that is otherwise required to be provided by the Company under Section 8(b)(i) by reason of this Section 8(b)(ii), Executive shall be entitled to reimbursement for such payments on the date that is six months after the Severance Date (or, if earlier, within 15 days following Executive’s date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six months after the Severance Date shall not be affected by this Section 8(b)(ii), and shall be provided and paid in accordance with the payment schedule applicable to such payment or benefit under this Agreement.

(iii) No Mitigation or Offset. Executive’s right to the foregoing severance compensation will be conditioned on Executive’s execution of a release in favor of the Company in a form reasonably satisfactory to the Company and his strict compliance with Sections 5 and 7 of this Agreement. Executive does not have any duty to seek or obtain other employment after the termination of Executive’s employment with the Company, whether voluntary or involuntary. Moreover, the Company shall pay to Executive the foregoing severance compensation benefits without reduction for any compensation that Executive earns or could earn from other employment.

9. Legal Matters. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions. If any dispute arises between Executive and the Company with respect to this Agreement, either party may elect (but is not obligated) to submit the dispute to arbitration before a panel of arbitrators in accordance with the Florida Arbitration Code by giving the other party a notice of arbitration in accordance with Section 10 of this Agreement. If a party elects to arbitrate a dispute, arbitration will be the sole and exclusive method of resolving the dispute, the other party must arbitrate the dispute, and each party will be barred from filing a lawsuit concerning the subject matter of the arbitration, except to obtain an equitable remedy.

The arbitration panel will consist of three arbitrators, with the first arbitrator selected by the Company, the second selected by Executive, and the third neutral arbitrator selected by agreement of the first two arbitrators. Each party shall select an arbitrator and notify the other party of the selection within 30 days after the effective date of the notice of arbitration and the two arbitrators selected by the parties shall select the third arbitrator within 45 days after the effective date of the notice of arbitration. A party who fails to select an arbitrator within the prescribed 30-day period waives the right to select an arbitrator or to have an additional, neutral arbitrator selected by the arbitrator selected by the other party, and the arbitrator chosen by the other party will constitute the “arbitration panel” for purposes of this Agreement.

Every arbitrator must be independent (not a relative of Executive or an officer, director, employee, or shareholder of the Company, the Company or any Subsidiary) without any economic or financial interest of any kind in the outcome of the arbitration. Each arbitrator’s conduct will be governed by the Code of Ethics for Arbitrators in Commercial Disputes (1986) that has been approved and recommended by the American Bar Association and the American Arbitration Association.

Within 120 days after the effective date of the notice of arbitration, the arbitration panel shall convene a hearing for the dispute to be held on such date and at such time and place in Tampa, Florida, as the arbitration panel designates upon 60 days’ advance notice to Executive and the Company. The arbitration panel shall render its decision within 30 days after the conclusion of the hearing. The decision of the arbitration panel will be binding and conclusive as to Executive and the Company and, upon the pleading of either party, any court having jurisdiction may enter a judgment of any award rendered in the arbitration, which may include an award of damages. The arbitration panel shall hear and decide the dispute based on the evidence produced, notwithstanding the failure or refusal to appear by a party who has been duly notified of the date, time, and place of the hearing.

Executive and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction over Hillsborough County, Florida, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, and (c) waive any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue. EXECUTIVE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN EXECUTIVE AND THE COMPANY WITH RESPECT TO THIS AGREEMENT.

In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement, including all fees, costs, and expenses of agents, experts, attorneys, witnesses, arbitrators, and supersedes bonds, whether incurred before or after demand or commencement of legal or arbitration proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings.

10. Notices. Every notice, demand, or consent required or permitted under this Agreement will be valid only if it is in writing and delivered personally or by telex, telecopy, telegram, cablegram, commercial courier, or first-class, postage prepaid, United States mail

(whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and addressed by the sender to the intended recipient at the address set forth in the preamble of this Agreement (with respect to the Company, addressed to the Chief Financial Officer, with a copy to Hill Ward Henderson, 101 East Kennedy Boulevard, Suite 3700, Tampa, Florida 33602, Attn: David S. Felman, or other current corporate counsel to the Company) or to such other address as the intended recipient has previously designated to the sender by notice given in accordance with this section. A validly given notice, demand, or consent will be effective on the earlier of its receipt, if delivered personally or by telex, telecopy, telegram, cablegram, or commercial courier, or on the third day after it is postmarked by the United States Postal Service, if delivered by first class, postage prepaid, United States mail.

11. Waiver; Modification; Severability. A waiver, amendment, cancellation, or modification of this Agreement will be valid and effective only if it is in writing and signed by or on behalf of both parties to this Agreement. No delay or course of dealing by a party to this Agreement in exercising any right, power, or remedy under this Agreement will operate as a waiver of any right, power, or remedy of that party, except to the extent expressly manifested in writing by that party. The failure at any time of a party to require performance by the other party of any provision of this Agreement will in no way affect the party’s right thereafter to enforce the provision or this Agreement. In addition, the waiver by either party of a breach of any provision of this Agreement will not constitute a waiver of any succeeding breach of the provision or a waiver of the provision itself. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law.

12. Miscellaneous. Headings preceding the text of the sections of this Agreement are solely for convenient reference and neither constitutes a part of this Agreement nor affects its meaning, interpretation or effect. This Agreement records the final, complete, and exclusive understanding between the parties regarding the subject matter of it and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by either of them. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer upon, or to grant to, any person, except the Company, Executive and their respective heirs, assignees, and successors, any claim, right, remedy, or privilege under, or because of, this Agreement or any provision of it. This Agreement will inure to the benefit of Executive’s beneficiaries and shall be enforceable by Executive’s personal representative. This Agreement is binding on every assignee and successor of the Company. The parties may execute this Agreement in counterparts. Each executed counterpart will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective from and as of the Effective Date.

13. Tax Matters.

(a) Withholding. The Company shall have the right to deduct from any payment made under this Agreement any amount required to be withheld for any federal, state or local income, employment or other taxes.

(b) Section 409A; Liability for Taxes; Tax Advice. The parties intend for this Agreement to conform in all respects to the requirements under Section 409A of the Code. Accordingly, the parties intend for this Agreement to be interpreted, construed, administered and applied in a manner as shall meet and comply with the requirements of Section 409A of the Code, and the Board may amend this Agreement in its discretion so as to comply with any such requirement. Any reference in this Agreement to Section 409A of the Code, or any subsection thereof, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published rulings, notices and similar announcements issued by the Internal Revenue Service under or interpreting Section 409A of the Code and regulations (proposed, temporary or final) issued by the Secretary of the Treasury under or interpreting Section 409A of the Code. Notwithstanding any other provision of this Agreement, neither the Company nor any individual acting as a director, officer, employee, agent or other representative of the Company shall be liable to Executive or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by Executive or any other person as a result of this Agreement or the Company’s administration of the terms of this Agreement not satisfying any of the requirements of Section 409A of the Code. Executive represents and warrants that he has reviewed or will review with his own tax advisors the federal, state, local and employment tax consequences of entering into this Agreement, including, without limitation, under Section 409A of the Code, and, with respect to such matters, he relies solely on such advisors.

[This space intentionally left blank. Signatures on following page.]

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT BETWEEN SRI/SURGICAL

EXPRESS, INC. AND GERALD WOODARD

EXECUTED: as of December 31, 2007 in Tampa, Florida

SRI/SURGICAL EXPRESS, INC.,
a Florida corporation

By:	/s/ Charles Federico
Charles Federico, Chairman

“COMPANY”

/s/ Gerald Woodard
(Signature)

Gerald Woodard
3983 Moreno Drive
Palm Harbor, Florida 34685

“EXECUTIVE”